Exhibit 99.1

Lincoln Educational Services Corporation
Reports Third Quarter 2014 Results
West Orange, New Jersey, November 4, 2014 – Lincoln Educational Services Corporation (Nasdaq: LINC) (“Lincoln”) today reported third quarter 2014 results.  Lincoln also reaffirmed guidance for full year 2014.

Financial Highlights:

●	Revenue of $84.7 million for the three months ended September 30, 2014, representing a decrease of 4.4% from revenue of $88.5 million for the three months ended September 30, 2013.

●
Net loss per share of $1.67 from continuing operations for the three months ended September 30, 2014 as compared to break-even earnings per share from continuing operations for the three months ended September 2013. Our net loss per share resulted largely from a $1.55 loss per share related to an impairment of goodwill and long-lived assets.  Please see page 7 for “Reconciliation of Non-GAAP Financial Measures.”

●
Decrease in student starts from continuing operations of 5.9% for the three months ended September 30, 2014 compared to the three months ended September 30, 2013 which was better than our previously issued guidance of down 8% to 10%.

Operational Highlights:

●	Positive cash flow from operations
●	$11 million in annualized expense reductions
●	Year over year improvement in overall student retention, cohort default and job placement rates
●	Strengthened our industry partnership with Haas by launching our third Computerized Numerical Control (CNC) Machining program in Mahwah, NJ

Comment and Outlook

“We continue to execute our strategy of positioning Lincoln as a leading provider of skilled training and a solution for the nation’s skills gap. Our focus on improving student outcomes continued this quarter with a 250 basis point year to date improvement in student placement and all Office of Postsecondary Education Identification Code (OPEIDs) are below 30% in 3-year cohort default rates. We feel these successes will differentiate Lincoln and position us for future growth opportunities,” said Shaun McAlmont, Lincoln’s Chief Executive Officer. “We continue to make progress in improving our financial health and expect to achieve forecasted year-end financial results and positive cash flow from operations for 2014.

As our industry stabilizes, we will continue to execute our long range plan of focusing on programs that allow students a fast path to a career, while also improving affordability and flexibility in achieving a Lincoln education. Although we disagree with the Department of Education’s gainful employment regulation, we are confident that we will adjust accordingly to the new rules over time.  Finally, we will continue to rationalize underperforming components of the business and monetize our real estate to help strengthen our balance sheet and increase financial flexibility.”

2014 Guidance:

Year Ending December 31, 2014 –

●	We are reaffirming our previously issued 2014 guidance in terms of revenue, net loss per share, starts and we continue to expect to be cash flow from operations and free cash flow positive for 2014.

A cash dividend of $0.02 per share will be payable on December 31, 2014 to shareholders of record as of December 15, 2014.

Third Quarter 2014 Operating Performance from Continuing Operations

Revenue decreased by $3.9 million, or 4.4%, to $84.7 million for the quarter ended September 30, 2014 from $88.5 million for the quarter ended September 30, 2013.  This decrease was primarily attributable to a 4.0% decrease in average student population, which decreased to 14,361 for the quarter ended September 30, 2014 from 14,956 for the quarter ended September 30, 2013. Average revenue per student decreased 0.4% for the quarter ended September 30, 2014 compared to the quarter ended September 30, 2013.

Operating loss was $42.3 million as compared to operating income of $1.2 million for the quarters ended September 30, 2014 and 2013, respectively.  Operating loss margin for the quarter was 50.0% in 2014 as compared to an operating income margin of 1.4% in 2013.

Educational services and facilities expenses decreased by $1.1 million, or 2.5%, to $43.3 million for the quarter ended September 30, 2014, from $44.4 million for the quarter ended September 30, 2013. The decrease was primarily due to a $0.8 million, or 3.8%, decrease in instructional expenses, and a $0.2 million, or 3.2%, decrease in books and tools expenses. The decrease in instructional expenses was primarily due to a reduction in the number of instructors and other related costs at our campuses resulting from a lower average student population.  The decrease in books and tools expense is also attributable to the lower average student population, which decreased by approximately 600 students for the quarter ended September 30, 2014, compared to the quarter ended September 30, 2013.  Our educational expenses contain a high fixed cost component and are not as scalable as some of our other expenses.  As our student population decreases, we typically experience a reduction in average class size and, therefore, are not always able to align these expenses with the corresponding decrease in population.  As a result, as a percentage of revenue, educational services and facilities expense increased to 51.1% for the quarter ended September 30, 2014 from 50.1% for the quarter ended September 30, 2013.

Selling, general and administrative expense for the quarter ended September 30, 2014 decreased by $0.9 million, or 2.2%, to $42.3 million for the quarter ended September 30, 2014 from $43.2 million for the quarter ended September 30, 2013.  The administrative expense portion of selling general and administrative expenses increased by $0.2 million, or 0.7%, which was offset by a decrease of $0.7 million, or 4.7%, in sales and marketing expenses and a $0.4 million, or 8.7% decrease in student services expenses.  The increase in administrative expenses was primarily due to severance and higher benefit costs.

For the quarter ended September 30, 2014, our bad debt expense as a percentage of revenue was 5.1%, compared to 4.7% for the quarter ended September 30, 2013.  The increase in bad debt as a percentage of revenue was due to a slight deterioration in our collections history coupled with a realignment of efforts to accelerate the packaging of third quarter starts.  The decrease in sales and marketing expenses was primarily due to a reduction in marketing expenses as well as a reduction in the number of admissions representatives as we continued to align our cost structure to our student population.  As of September 30, 2014, we had outstanding loan commitments to our students of $34.6 million, as compared to $31.3 million at June 30, 2014.  Loan commitments, net of interest that would be due on the loans through maturity, were $24.6 million at September 30, 2014, as compared to $22.5 million at June 30, 2014.  The increase in loan commitments is primarily due to the seasonality in our business which produces greater starts in the third quarter of the year compared to other quarters.

As a percentage of revenue, selling, general and administrative expenses for the quarter ended September 30, 2014 increased to 49.9% from 48.8% for the quarter ended September 30, 2013.

As of September 30, 2014, we tested goodwill and long-lived assets for impairment and determined that an impairment of approximately $41.4 million existed for 10 reporting units related to goodwill and six asset groups related to long-lived assets and intangible assets.  As of September 30, 2013, we concluded that there was no indicator of potential impairment for reporting units with goodwill and, accordingly, we did not test goodwill for impairment.

Our benefit for income taxes for the quarter ended September 30, 2014 was $5.7 million, or 13.0% of pretax loss, compared to a provision for income taxes of $0.1 million, or 49.0%, of pretax income for the quarter ended September 30, 2013.  Previously, we had a deferred tax liability related to an indefinite life intangible that was not available to offset the deferred tax asset when evaluating the amount of valuation allowance needed.  As a result of our impairment of goodwill this quarter, the deferred tax liability related to the indefinite life intangible reversed resulting in a decrease in the valuation allowance needed.  This release of the valuation allowance resulted in an income tax benefit.

We assess the available positive and negative evidence to estimate if sufficient future taxable income will be generated to use the existing deferred tax assets.  A significant piece of objective negative evidence was the cumulative losses incurred by us in recent years.  On the basis of this evaluation the realization of our deferred tax assets was not deemed to be more likely than not and thus we maintained a valuation allowance on our net deferred tax assets as of September 30, 2014.

Loss from continuing operations was $38.1 million for the quarter ended September 30, 2014 compared to income from continuing operations of $0.1 million for the quarter ended September 30, 2013.  Diluted loss per share from continuing operations was $1.67 for the quarter ended September 30, 2014 as compared to diluted earnings per share from continuing operations which was break even for the quarter ended September 30, 2013.

Balance Sheet

We had $12.7 million of cash and cash equivalents at September 30, 2014 compared with $67.4 million of cash, cash equivalents and restricted cash at December 31, 2013.  This decrease is primarily due to a net loss during the nine months ended September 30, 2014 of $60.8 million partially offset by $41.4 million of goodwill and long-lived asset impairments and $17.5 million of borrowings under our credit facility during the first nine months of 2014.  In addition, we repaid $54.5 million of borrowings under our Credit Facility in the first quarter of 2014 which was included in restricted cash as of December 31, 2013 and during the third quarter of 2014 we repaid an additional $10 million under our Credit Facility.  Total debt and capital lease obligations decreased to $42.8 million at September 30, 2014 from $90.1 million at December 31, 2013.  Stockholders’ equity decreased to $83.3 million at September 30, 2014 from $145.2 million at December 31, 2013 and reflects the payment of $3.8 million of dividends in 2014.

Student Metrics from continuing operations

Starts and Population

	Three Months Ended September 30,
	2014	2013	Change

Average population - excluding short programs	14,361	14,956	-4.0%

End of period population - excluding short programs	15,364	15,951	-3.7%
End of period population - short programs	181	466	-61.2%

Student starts - exluding short programs	6,135	6,523	-5.9%
Student starts - short programs	224	501	-55.3%

Average Population Mix by Vertical

	Three Months Ended September 30,
	2014	2013

Automotive	44.2%	45.1%
Health sciences	28.8%	28.3%
Skilled trades	14.9%	13.2%
Hospitality services	8.1%	8.7%
Business & IT	4.0%	4.7%
	100.0%	100.0%

Conference Call Today

Lincoln will host a conference call today at 10:00 a.m. Eastern Daylight Time.  The conference call can be accessed by going to the IR portion of our website at www.lincolnedu.com.  Participants can also listen to the conference call by dialing 877-280-4954 (domestic) or 857-244-7311 (international) and citing code 60722542. Please log in or dial in at least 10 minutes prior to the start time to ensure a connection.  An archived version of the webcast will be accessible for 90 days at http://www.lincolnedu.com. A replay of the call will also be available for seven days by calling 888-286-8010 (domestic) or 617-801-6888 (international) and providing access code 58740724.

About Lincoln Educational Services Corporation

Lincoln Educational Services Corporation is a provider of diversified career-oriented post-secondary education.  Lincoln offers recent high school graduates and working adults degree and diploma programs in five areas of study: automotive technology, health sciences, skilled trades, hospitality services and business and information technology.  Lincoln has provided the workforce with skilled technicians since its inception in 1946.  Lincoln currently operates 31 campuses and 5 training sites in 15 states under 5 brands: Lincoln College of Technology, Lincoln Technical Institute, Euphoria Institute of Beauty Arts and Sciences, Lincoln College of New England and Florida Medical Training Institute.  As of September 30, 2014, 15,364 students were enrolled at Lincoln’s campuses.

Statements in this press release regarding Lincoln’s business that are not historical facts may be “forward-looking statements” that involve risks and uncertainties. Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Forward-looking statements are based on information available at the time those statements are made and/or management’s good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause such differences include, but are not limited to: our failure to comply with the extensive regulatory framework applicable to our industry or our failure to obtain timely regulatory approvals in connection with a change of control of our company or acquisitions; our success in updating and expanding the content of existing programs and developing new programs in a cost-effective manner or on a timely basis; risks associated with changes in applicable federal laws and regulations, including final rules that took effect during 2011 and other pending rulemaking by the U.S. Department of Education; uncertainties regarding our ability to comply with federal laws and regulations regarding the 90/10 rule and cohort default rates; risks associated with the opening of new campuses; risks associated with integration of acquired schools; industry competition; our ability to execute our growth strategies; conditions and trends in our industry; general economic conditions; and other factors discussed in our annual report on Form 10-K for the year ended December 31, 2013.  For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in Lincoln’s annual report on Form 10-K for the year ended December 31, 2013.  All forward-looking statements are qualified in their entirety by this cautionary statement, and Lincoln undertakes no obligation to revise or update this news release to reflect events or circumstances after the date hereof.

LINCOLN EDUCATIONAL SERVICES CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
 (In thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	(Unaudited)		(Unaudited)
	2014	2013	2014	2013

REVENUE	$84,658	$88,527	$241,777	$256,548
COSTS AND EXPENSES:
Educational services and facilities	43,253	44,377	127,486	130,348
Selling, general and administrative	42,280	43,232	134,634	138,892
Gain on sale of assets	-	(301)	(61)	(508)
Impairment of goodwill and long-lived assets	41,437	-	41,437	3,908
Total costs & expenses	126,970	87,308	303,496	272,640
OPERATING (LOSS) INCOME	(42,312)	1,219	(61,719)	(16,092)
OTHER:
Interest income	53	20	125	37
Interest expense	(1,637)	(1,088)	(4,131)	(3,382)
Other income	149	-	149	18
(LOSS) INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	(43,747)	151	(65,576)	(19,419)
(BENEFIT) PROVISION FOR INCOME TAXES	(5,666)	74	(4,805)	(7,526)
(LOSS) INCOME FROM CONTINUING OPERATIONS	(38,081)	77	(60,771)	(11,893)
LOSS FROM DISCONTINUED OPERATIONS, NET OF INCOME TAXES	-	(2,353)	-	(7,248)
NET LOSS	$(38,081)	$(2,276)	$(60,771)	$(19,141)
Basic
Loss per share from continuing operations	$(1.67)	$-	$(2.67)	$(0.53)
Loss per share from discontinued operations	-	(0.10)	-	(0.32)
Net loss per share	$(1.67)	$(0.10)	$(2.67)	$(0.85)
Diluted
Loss per share from continuing operations	$(1.67)	$-	$(2.67)	$(0.53)
Loss per share from discontinued operations	-	(0.10)	-	(0.32)
Net loss per share	$(1.67)	$(0.10)	$(2.67)	$(0.85)
Weighted average number of common shares outstanding:
Basic	22,843	22,528	22,789	22,480
Diluted	22,843	22,811	22,789	22,480

Other data:

Adjusted EBITDA (1)	$3,999	$6,546	$(5,377)	$4,312
Depreciation and amortization from continuing operations	$4,725	$5,327	$14,756	$16,478
Number of campuses/training sites from continuing operations	36	36	36	36
Average enrollment from continuing operations	14,361	14,956	14,109	15,009
Stock-based compensation	$782	$94	$2,486	$2,454
Net cash provided by (used in) operating activities	$16,220	$4,935	$1,321	$(9,337)
Net cash used in investing activities	$(2,185)	$(1,164)	$(4,729)	$(2,784)
Net cash (used in) provided by financing activities	$(8,092)	$(1,787)	$3,224	$(43,337)

Selected Consolidated Balance Sheet Data:	September 30, 2014
(In thousands)

Cash and cash equivalents	$12,702
Current assets	43,466
Working capital	(25,035)
Total assets	195,447
Current liabilities	68,501
Long-term debt and capital lease obligations, including current portion	42,793
Total stockholders' equity	83,296
(1) Reconciliation of Non-GAAP Financial Measures
The Company believes it is useful to present non-GAAP financial measures that exclude certain significant items as a means to understand the performance of its business.  Non-GAAP Loss Per Share, EBITDA and Adjusted EBITDA are measurements not recognized in financial statements presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”).  We define Non-GAAP Loss Per Share as loss per share before the impact of the impairment of goodwill and long-lived assets.  We define EBITDA as income from continuing operations before interest expense (net of interest income), provision for income taxes and depreciation and amortization.  Adjusted EBITDA includes non-cash charges related to impairment of goodwill and long-lived assets.  Non-GAAP Loss Per Share, EBITDA and Adjusted EBITDA are presented because we believe they are a useful indicator of our performance and our ability to make strategic acquisitions and meet capital expenditure and debt service requirements.  It is not, however, intended to represent cash flows from operations as defined by GAAP and should not be used as an alternative to net income (loss) as an indicator of operating performance or to cash flow as a measure of liquidity.  EBITDA is not necessarily comparable to similarly titled measures used by other companies.

Following is a reconciliation of net loss from continuing operations to EBITDA and Adjusted EBITDA:

	Three Months Ended September 30,		Nine Months Ended September 30,
	(Unaudited)		(Unaudited)

	2014	2013	2014	2013

Net (loss) income from continuing operations	$(38,081)	$77	$(60,771)	$(11,893)
Interest expense, net	1,584	1,068	4,006	3,345
(Benefit) provision for income taxes	(5,666)	74	(4,805)	(7,526)
Depreciation and amortization	4,725	5,327	14,756	16,478
EBITDA	(37,438)	6,546	(46,814)	404
Impairment of goodwill and long-lived assets	41,437	-	41,437	3,908
Adjusted EBITDA	$3,999	$6,546	$(5,377)	$4,312

Following is a reconciliation of GAAP to Non-GAAP Loss Per Share:
	Three Months Ended September 30,	Nine Months Ended September 30,
	(Unaudited)	(Unaudited)
	2014	2014

GAAP Net Loss Per Share	$(1.67)	$(2.67)

Impact of impairment of goodwill and long-lived assets	$1.55	$1.55

Non-GAAP Loss Per Share	$(0.12)	$(1.12)

CONTACT:	Lincoln Educational Services Corporation
Brian Meyers, Senior Vice President and Controller
973-736-9340